EXHIBIT 10.1

ADJUSTMENTS TO COMPENSATION ARRANGEMENTS FOR NAMED EXECUTIVES

Named Executive	Current Salary($)	New Salary($)*	PBRS Grant**
E. Scott Beattie	650,000	700,000	108,000
Paul West	450,000	475,000	54,000
Stephen J. Smith	340,000	350,000	18,000
Ronald Rolleston	305,000	320,000	24,000
Joel B. Ronkin	275,000	295,000	27,000

*	Effective April 1, 2005.
**	Performance Based Restricted Stock grant was made on March 22, 2005.